Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use within this Amendment No. 1 to Form 8-K and the incorporation by reference on Form S-8 (File No. 333-188636) of Trade Street Residential, Inc. of our report dated February 24, 2014 relating to the Statement of Revenues and Certain Expenses of Miller Creek at Germantown Apartments for the period from March 1, 2013 (inception of operations) through December 31, 2013.

/s/ Mallah Furman

Miami, Florida

April 4, 2014